Exhibit (a)(1)(J)

From:
MIP Exchange
To:
MIP Exchange Participants
Subject:
Expiration of Exchange Offer

The Exchange Offer described in the Tender Offer Statement on Schedule TO and the exhibits thereto including the Offer to Exchange Eligible Options for New Restricted Stock Units filed by Global Business Travel Group, Inc. with the U.S. Securities and Exchange Commission on December 13, 2022 (the “Offer Documents”), has expired, and no additional Election Forms or Notices of Withdrawal may be submitted. If you are an Eligible Participant and delivered a properly completed and signed Election Form to tender your Eligible Options before the Expiration Time, and did not subsequently deliver a Notice of Withdrawal, you will receive a separate email confirming our acceptance of all of your tendered Eligible Options. If you have any questions regarding the Options you hold, please contact us at MIPExchange@amexgbt.com. Capitalized terms used but not otherwise defined in this email shall have the meanings set forth in the Offer Documents.